Exhibit 99.1

NEWS RELEASE	[Logo of SPX Corporation]

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX REPORTS THIRD QUARTER 2006 RESULTS

Revenues up 10%, Segment Margins Improve 150 Points to 13.0%

Announces Intent to Sell Contech Automotive Components Business

CHARLOTTE, NC – November 1, 2006 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 30, 2006:

•                  Revenues increased 9.8% to $1.06 billion from $0.96 billion in the year-ago quarter.  Organic revenue growth was 7.9%, while completed acquisitions and the impact of currency fluctuations were the primary drivers of the remaining 1.9% increase in reported revenues.  Third quarter 2006 reported revenues were lower than the company’s previous target, primarily due to a $62.0 million impact as a result of reporting the Contech automotive components business as discontinued operations during the quarter.

•                  Segment income and margins were $137.6 million and 13.0%, compared with $110.6 million and 11.5% in the year-ago quarter.  The increase in segment income and margins was driven primarily by improvements in Flow Technology, Test and Measurement and Industrial Products and Services.

•                  Diluted net income per share from continuing operations (the basis of the company’s guidance) was $0.87, compared with $0.68 in the year-ago quarter.  The effective tax rate for the quarter was 38.9%, consistent with the company’s expectations.

•                  Diluted net income per share, including discontinued operations, was a loss of $0.82, compared with income of $0.49 in the year-ago quarter. The third quarter of 2006 included a loss from discontinued operations, net of tax, of $98.9 million, or $1.69 per share, driven by a charge of $102.7 million, or $1.76 per share, related to the planned divestiture of the Contech automotive components business.  The third quarter of 2005 included a loss from discontinued operations, net of tax, of $15.9 million, or $0.19 per share.

•                  Adjusted free cash flow from continuing operations during the quarter was $112.5 million, compared with $71.2 million in the year-ago quarter. The increase of $41.3 million was due primarily to the increase in segment income and improvements in working capital.

Chris Kearney, President and CEO said, “We improved in all of our key metrics in the third quarter, continuing the positive momentum we have achieved in each quarter this year. Organic revenue growth remained strong, at 7.9% for the quarter, and segment income exceeded our expectations at $137.6 million, a 24% increase from the year-ago quarter.  Segment margins expanded 150 points to 13.0%, and adjusted free cash flow from continuing operations improved $41.3 million to $112.5 million.”

Mr. Kearney continued, “In addition, we have reached an agreement in principle to settle our outstanding Securities Class Action and related ERISA litigation, a significant step forward for the company. Strategically, we have closed the sale of our dock products business for $43.5 million and have committed to a plan to divest the Contech automotive components business, both from our Industrial Products and Services segment.  We intend to use the proceeds from these divestitures in a manner consistent with our capital allocation methodology, to improve the company for 2007 and beyond. During the third quarter, we repurchased 1.3 million shares of our common stock for $71.9 million.”

“We are pleased with the strategic actions taken in the quarter, and the continued progress in improving our existing operations. We remain focused on our operating initiatives and executing on the strong demand in our end markets,” Mr. Kearney concluded.

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues in the third quarter of 2006 were $234.7 million compared to $211.6 million in the third quarter of 2005, an increase of $23.1 million, or 10.9%.  The increase was due largely to organic revenue growth of 9.0%, related primarily to strong demand in the power, mining, oil and gas, and dehydration markets, as well as pricing improvements and new product introductions.  Currency fluctuations and dispositions netted to increase revenues by 1.9% from the year-ago quarter.

Segment income was $34.6 million, or 14.7% of revenues, in the third quarter of 2006 compared to $25.5 million, or 12.1% of revenues, in the third quarter of 2005.  The increase in segment income and margins was due primarily to the organic growth noted above and reductions in operating expenses in 2006 as a result of the favorable impact of 2005 restructuring actions.

Test and Measurement

Revenues in the third quarter of 2006 were $276.7 million compared to $251.8 million in the third quarter of 2005, an increase of $24.9 million, or 9.9%.  The increase was due primarily to organic growth of 6.5% driven by increased European OEM volumes and the acquisition of CarTool in the fourth quarter of 2005.

Segment income was $43.8 million, or 15.8% of revenues, in the third quarter of 2006 compared to $33.6 million, or 13.3% of revenues, in the third quarter of 2005.  The increase in segment income and margins was due largely to improved profitability in the portable cable and pipe locator product lines, driven by new product introductions and favorable product mix, organic growth driven by increased European OEM volumes and the successful integration of CarTool, a fourth quarter 2005 acquisition.

Thermal Equipment and Services

Revenues in the third quarter of 2006 were $337.9 million compared to $320.9 million in the third quarter of 2005, an increase of $17.0 million, or 5.3%.  The increase was due to organic revenue growth of 3.6%, related largely to the continued strong demand for thermal service and repair work, offset partially by softness in domestic heating markets. Currency fluctuations increased revenues by 1.7% from the year-ago quarter.

Segment income was $34.7 million, or 10.3% of revenues, in the third quarter of 2006 compared to $33.6 million, or 10.5% of revenues, in the third quarter of 2005.  As compared to the first half of 2006, segment margins improved by 600 points from 4.3% to the 10.3% reported in the third quarter. Segment income and margins increased due to strong demand for thermal service and repair work and improved operating execution in global dry cooling products, offset partially by a decline in profits in the boiler and heating and ventilation product lines due primarily to softness in those markets, unfavorable mix and higher manufacturing costs.

Industrial Products and Services

Revenues in the third quarter of 2006 were $206.3 million compared to $177.3 million in the third quarter of 2005, an increase of $29.0 million, or 16.4%.  The increase was due to organic revenue growth of 16.1%, driven most notably by pricing improvements and increased demand for power transformers, aerospace components and industrial and hydraulic tools.  Currency fluctuations increased revenues by 0.3% from the year-ago quarter.

Segment income was $24.5 million, or 11.9% of revenues, in the third quarter of 2006 compared to $17.9 million, or 10.1% of revenues, in the third quarter of 2005.  The increase in segment income and margins was driven by the strong organic growth in the end markets noted above, and manufacturing efficiencies achieved from continuous improvement initiatives.

OTHER ITEMS

Discontinued Operations:  During the third quarter of 2006, the company committed to a plan to divest its Contech automotive components business, previously reported in its Industrial Products and Services segment. As a result of this planned divestiture, the company recorded a charge of $102.7 million during the quarter to “loss on disposition of discontinued operations, net of tax” in order to reduce the net assets to be sold to their estimated net realizable value.

During the second quarter of 2006, the company committed to a plan to divest its dock products business.  This sale was completed in October 2006.

The financial condition, results of operations, and cash flows of these businesses have been reported as discontinued operations in the attached condensed consolidated financial statements.

Litigation Matters:  On October 9, 2006, the company reached an agreement in principle to settle its outstanding Securities Class Action and related ERISA litigation. The settlement is subject to court approval, and the parties are in the process of drafting the requisite documents and taking the necessary actions to secure that approval.  The approval process may take several additional months to complete.  Under the terms of the pending settlement, both actions will be dismissed with prejudice and the company’s aggregate net settlement payment, after insurance reimbursements, will be $5.1 million.  The company recorded a charge of $4.1 million in the third quarter of 2006 related to this pending settlement.

Share Repurchases:  During the third quarter of 2006, the company repurchased 1.3 million shares of its common stock for $71.9 million.  Year-to-date through November 1, 2006, the company has repurchased 7.6 million shares of its common stock for $385.7 million.  Since beginning its share repurchase strategy in the second quarter of 2005, the company has repurchased 22.3 million shares for $1.06 billion.

Dividend:   On August 24, 2006, the Board of Directors announced a quarterly dividend of $0.25 per common share payable to shareholders of record on September 15, 2006.  This third quarter 2006 dividend was paid on October 2, 2006.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 with the Securities and Exchange Commission by November 9, 2006.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s website at www.spx.com.

Certain statements in this press release, including any statements as to future results of operations and financial projections, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Particular risks facing the company include economic, business and other risks stemming from its international operations, legal and regulatory risks, costs of raw materials, pricing pressures, pension funding requirements, integration of acquisitions and changes in the economy. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and equivalents	$335.8	$576.2
Accounts receivable, net	987.0	892.1
Inventories, net	510.0	439.8
Other current assets	75.9	72.5
Deferred income taxes	171.1	40.8
Assets of discontinued operations	277.2	477.2
Total current assets	2,357.0	2,498.6
Property, plant and equipment
Land	29.0	26.5
Buildings and leasehold improvements	196.9	190.2
Machinery and equipment	519.6	483.9
	745.5	700.6
Accumulated depreciation	(392.1)	(355.3)
Net property, plant and equipment	353.4	345.3
Goodwill	1,716.3	1,688.0
Intangibles, net	426.8	424.2
Other assets	364.3	350.3
TOTAL ASSETS	$5,217.8	$5,306.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500.3	$479.6
Accrued expenses	748.1	665.3
Income taxes payable	219.2	161.7
Short-term debt	34.9	64.9
Current maturities of long-term debt	36.3	2.6
Liabilities of discontinued operations	102.8	126.0
Total current liabilities	1,641.6	1,500.1

Long-term debt	765.7	714.1
Deferred and other income taxes	225.2	323.0
Other long-term liabilities	676.5	656.1
Total long-term liabilities	1,667.4	1,693.2

Minority interest	2.5	1.9
Shareholders’ equity:
Common stock	950.6	920.8
Paid-in capital	1,142.0	1,084.8
Retained earnings	1,681.8	1,642.0
Unearned compensation	—	(55.3)
Accumulated other comprehensive loss	(121.5)	(173.8)
Common stock in treasury	(1,746.6)	(1,307.3)
Total shareholders’ equity	1,906.3	2,111.2
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,217.8	$5,306.4

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$1,055.6	$961.6	$3,051.7	$2,774.3

Costs and expenses:
Cost of products sold	749.7	694.4	2,200.7	2,018.8
Selling, general and administrative	212.2	191.3	637.9	582.1
Intangible amortization	2.8	3.5	10.4	11.4
Special charges, net	2.9	(5.4)	4.6	4.7
Operating income	88.0	77.8	198.1	157.3

Other income (expense), net	0.2	—	(19.3)	(16.1)
Interest expense	(16.0)	(10.1)	(46.2)	(57.4)
Interest income	2.1	5.3	9.0	12.2
Loss on early extinguishment of debt	—	—	—	(110.4)
Income (loss) from continuing operations before income taxes	74.3	73.0	141.6	(14.4)

Income tax provision	(32.4)	(20.8)	(31.9)	(13.1)
Equity earnings in joint ventures	8.9	1.1	28.2	12.9
Income (loss) from continuing operations	50.8	53.3	137.9	(14.6)

Income from discontinued operations, net of tax	1.1	0.7	7.0	14.1
Gain (loss) on disposition of discontinued operations, net of tax	(100.0)	(16.6)	(61.0)	1,043.1
Income (loss) from discontinued operations	(98.9)	(15.9)	(54.0)	1,057.2

Net income (loss)	$(48.1)	$37.4	$83.9	$1,042.6

Basic income (loss) per share of common stock
Income (loss) from continuing operations	$0.89	$0.75	$2.35	$(0.20)
Income (loss) from discontinued operations	(1.74)	(0.22)	(0.92)	14.43
Net income (loss) per share	$(0.85)	$0.53	$1.43	$14.23

Weighted average number of common shares outstanding - basic	56.899	70.981	58.528	73.261

Income (loss) from continuing operations for diluted income (loss) per share	$50.8	$56.0	$139.0	$(14.6)
Net income (loss) for diluted income per share	$(48.1)	$40.1	$85.0	$1,042.6

Diluted income (loss) per share of common stock (1)
Income (loss) from continuing operations	$0.87	$0.68	$2.27	$(0.20)
Income (loss) from discontinued operations	(1.69)	(0.19)	(0.88)	14.43

Net income (loss) per share	$(0.82)	$0.49	$1.39	$14.23

Weighted average number of common shares outstanding - diluted	58.398	81.825	61.323	73.261

(1)             The potential impact of common stock equivalents has been excluded from diluted loss per share for the nine months ended September 30, 2005 as their impact would be anti-dilutive.

SPX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine months ended
	September 30,
	2006	2005
Cash flows from (used in) operating activities:
Net income	$83.9	$1,042.6
Less: Income (loss) from discontinued operations, net of tax	(54.0)	1,057.2
Income (loss) from continuing operations	137.9	(14.6)
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities
Special charges, net	4.6	4.7
Loss on early extinguishment of debt	—	110.4
Deferred and other income taxes	25.5	(12.3)
Depreciation and amortization	53.8	53.5
Accretion of LYONs	1.7	13.5
Pension and other employee benefits	47.9	39.5
Stock-based compensation	24.9	21.0
Other, net	2.6	20.3
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(99.6)	(34.7)
Inventories	(64.3)	(21.6)
Accounts payable, accrued expenses and other	(9.9)	(123.5)
Payments to terminate interest rate swap agreements	—	(13.3)
Taxes paid on LYONs tax recapture	(67.5)	—
Accreted interest paid on LYONs repurchase (accreted since issuance date)	(84.3)	(1.9)
Net cash from (used in) continuing operations	(26.7)	41.0
Net cash from (used in) discontinued operations	4.1	(375.8)
Net cash used in operating activities	(22.6)	(334.8)

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	73.5	2,706.6
Proceeds from other asset sales	16.3	41.2
Business acquisitions and investments, net of cash acquired	(14.1)	(9.0)
Capital expenditures	(41.9)	(23.3)
Net cash from continuing operations	33.8	2,715.5
Net cash used in discontinued operations	(17.4)	(24.9)
Net cash from investing activities	16.4	2,690.6

Cash flows from (used in) financing activities:
Repayments of Tranche A and B term loans	—	(1,016.2)
Repurchase of senior notes (includes premiums paid of $72.9)	—	(744.5)
Borrowings under delayed draw term loan	750.0	—
Repayments under delayed draw term loan	(10.0)	—
Repayment of LYONs principal	(576.0)	—
Net repayments under other financing arrangements	(31.1)	(36.0)
Purchases of common stock	(436.3)	(342.5)
Proceeds from the exercise of employee stock options	107.5	27.9
Financing fees paid	(0.4)	—
Dividends paid	(45.6)	(55.8)
Net cash used in continuing operations	(241.9)	(2,167.1)
Net cash used in discontinued operations	(1.0)	(18.0)
Net cash used in financing activities	(242.9)	(2,185.1)
Change in cash and equivalents due to changes in foreign currency exchange rates	4.8	(21.8)
Net change in cash and equivalents	(244.3)	148.9
Consolidated cash and equivalents, beginning of period	580.2	586.4
Consolidated cash and equivalents, end of period	$335.9	$735.3

Cash and equivalents of continuing operations	$335.8	$731.2
Cash and equivalents of discontinued operations	$0.1	$4.1

SPX CORPORATION AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(Unaudited; in millions)

	Three months ended			Nine months ended
	September 30,			September 30,
	2006	2005	%	2006	2005	%
Flow Technology (1)

Revenues	$234.7	$211.6	10.9%	$691.7	$637.1	8.6%
Gross profit	78.1	68.0		231.8	199.6
Selling, general and administrative expense	43.2	41.8		133.9	129.2
Intangible amortization expense	0.3	0.7		0.7	2.4
Segment income	$34.6	$25.5	35.7%	$97.2	$68.0	42.9%
as a percent of revenues	14.7%	12.1%		14.1%	10.7%

Test and Measurement (1)

Revenues	$276.7	$251.8	9.9%	$820.0	$778.3	5.4%
Gross profit	96.6	81.3		271.4	240.7
Selling, general and administrative expense	52.1	46.9		158.1	150.8
Intangible amortization expense	0.7	0.8		4.0	2.6
Segment income	$43.8	$33.6	30.4%	$109.3	$87.3	25.2%
as a percent of revenues	15.8%	13.3%		13.3%	11.2%

Thermal Equipment and Services (1)

Revenues	$337.9	$320.9	5.3%	$930.7	$848.5	9.7%
Gross profit	82.0	77.6		208.6	202.2
Selling, general and administrative expense	45.7	42.3		143.7	124.2
Intangible amortization expense	1.6	1.7		4.9	5.2
Segment income	$34.7	$33.6	3.3%	$60.0	$72.8	(17.6)%
as a percent of revenues	10.3%	10.5%		6.4%	8.6%

Industrial Products and Services (1)

Revenues	$206.3	$177.3	16.4%	$609.3	$510.4	19.4%
Gross profit	53.0	42.9		151.7	120.1
Selling, general and administrative expense	28.3	24.7		85.2	75.9
Intangible amortization expense	0.2	0.3		0.8	1.2
Segment income	$24.5	$17.9	36.9%	$65.7	$43.0	52.8%
as a percent of revenues	11.9%	10.1%		10.8%	8.4%

Total segment income	137.6	110.6		332.2	271.1
Corporate expenses	(28.8)	(21.9)		(70.1)	(65.9)
Pension and postretirement expense	(10.9)	(7.8)		(34.5)	(22.2)
Stock-based compensation expense	(7.0)	(8.5)		(24.9)	(21.0)
Special charges, net	(2.9)	5.4		(4.6)	(4.7)
Consolidated Operating Income (1)	$88.0	$77.8		$198.1	$157.3

(1)             Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES
ORGANIC REVENUE GROWTH RECONCILIATION
(Unaudited)

	Three months ended September 30, 2006
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other (1)	Currency	Growth

Flow Technology	10.9%	(0.5)%	2.4%	9.0%

Test and Measurement	9.9%	2.4%	1.0%	6.5%

Thermal Equipment and Services	5.3%	—%	1.7%	3.6%

Industrial Products and Services	16.4%	—%	0.3%	16.1%

Consolidated	9.8%	0.5%	1.4%	7.9%

	Nine months ended September 30, 2006
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other (1)	Currency	Growth
Flow Technology	8.6%	(0.1)%	0.2%	8.5%

Test and Measurement	5.4%	3.5%	(0.2)%	2.1%

Thermal Equipment and Services	9.7%	—%	0.2%	9.5%

Industrial Products and Services	19.4%	—%	0.1%	19.3%

Consolidated	10.0%	0.9%	0.1%	9.0%

(1) For the three and nine months ended September 30, 2006, Acquisitions, Divestitures and Other included a reduction in consolidated revenues of 0.6% and 0.5%, respectively, due to a change in classification of certain sales program costs. For the Test and Measurement segment, the impact of this change in classification was 2.0% and 1.9% for the three and nine months periods, respectively.

SPX CORPORATION AND SUBSIDIARIES
ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net cash from (used in) continuing operations	$108.1	$77.3	$(26.7)	$41.0

Capital expenditures - continuing operations	(18.1)	(6.1)	(41.9)	(23.3)

Free cash flow from (used in) continuing operations	$90.0	$71.2	$(68.6)	$17.7

Accreted interest paid on LYONs repurchase	—	—	84.3	1.9

Taxes paid on LYONs tax recapture	22.5	—	67.5	—

Adjusted free cash flow from continuing operations	$112.5	$71.2	$83.2	$19.6

SPX CORPORATION AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
 (Unaudited; in millions)

Nine months ended
September 30, 2006

Beginning cash (1)	$580.2

Operational cash flow (2)	(26.7)
Business acquisitions and investments, net of cash acquired	(14.1)
Capital expenditures	(41.9)
Proceeds from sales of discontinued operations, net of cash sold	73.5
Proceeds from asset sales	16.3
Borrowings under delayed draw term loan	750.0
Repayments under delayed draw term loan	(10.0)
Repayment of LYONs principal	(576.0)
Net repayments under other financing arrangements	(31.1)
Purchases of common stock	(436.3)
Proceeds from the exercise of employee stock options	107.5
Dividends paid	(45.6)
Financing fees paid	(0.4)
Cash used in discontinued operations	(14.3)
Change in cash due to change in foreign currency exchange rates	4.8

Ending cash (1)	$335.9

		Accretion
	Debt At	and Debt			Debt At
	12/31/2005	Assumption	Borrowings	Repayments	9/30/2006

LYONs, net of unamortized discount (2)	$658.6	$1.7	$—	$(660.3)	$—
7.5% Senior Notes	28.2	—	—	—	28.2
6.25% Senior Notes	21.3	—	—	—	21.3
Delayed draw term loan	—	—	750.0	(10.0)	740.0
Other	73.5	5.0	—	(31.1)	47.4

Totals	$781.6	$6.7	$750.0	$(701.4)	$836.9

(1) Includes cash of discontinued operations of $0.1 and $4.1 as of September 30, 2006 and December 31, 2005, respectively.

(2) LYONs repayments include $84.3 of accreted interest that is a component of operational cash flow.